EXHIBIT 10.4

AST SPACEMOBILE, INC. 2024 INCENTIVE AWARD PLAN

RESTRICTED STOCK Award GRANT NOTICE

AST SpaceMobile, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Award (the “Restricted Stock”) described in this Restricted Stock Award Grant Notice (this “Grant Notice”), subject to the terms and conditions of the AST SpaceMobile, Inc. 2024 Incentive Award Plan (as may be amended from time to time, the “Plan”) and the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant	[___]
Grant Date	[___]
Number of Shares of Restricted Stock	[___]
Vesting Commencement Date	[___]
Vesting Schedule	[___]

By accepting (whether in writing, electronically or otherwise) the Restricted Stock, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

AST SPACEMOBILE, INC. PARTICIPANT

By:

Signature Signature

Name: Name:

Title: Title:

EXHIBIT A

RESTRICTED STOCK Award AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1.
Award of Restricted Stock. The Company hereby grants the shares of Restricted Stock to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). The Participant shall have no rights to the shares of Restricted Stock granted under this Agreement unless such Participant accepts the award of Restricted Stock (the “Award”) under this Agreement, as provided under Section 1.2 below.

1.2.
Acceptance of Award of Restricted Stock. Upon acceptance of the Award, the Participant shall be deemed to have acknowledged receipt of the shares of Restricted Stock granted on the Grant Date and such shares so accepted shall be issued and held by the Administrator, subject to the restrictions and conditions set forth herein, the Grant Notice and the Plan. Thereupon, the Participant shall have all rights of a holder of Common Stock, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Section 2.4 below. For avoidance of doubt, upon acceptance under this Section 1.2, the Participant agrees to be bound by all the provisions of this Agreement, the Grant Notice and the Plan.

1.3
Incorporation of Terms of Plan. The Restricted Stock are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II.

VESTING; FORFEITURE; and Dividends

2.1 Restrictions. Restricted Stock granted under this Agreement may not be sold, assigned, transferred or otherwise encumbered or disposed of by the Participant prior to vesting.

2.2 Vesting of Restricted Stock. Except as may be otherwise provided below in Section 2.3 or 2.4, the Restricted Stock shall vest according to the vesting schedule in the Grant Notice, provided the Participant has continued in the employment or service of the Company or any Affiliate through the vesting dates (as applicable).

2.3 Accelerated Vesting. Notwithstanding the foregoing, a Participant’s unvested Restricted Stock shall vest in full immediately prior to the occurrence of a Change in Control.

2.4 Forfeiture. In the event of the Participant’s cessation of services (including, as applicable, a Termination of Service for any reason), all unvested Restricted Stock will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between the Participant and the Company or any Affiliate.

2.5 Dividends. If the shares of Restricted Stock are outstanding on the record date for dividends or other distributions with respect to the Company’s Common Stock (whether made in cash or stock), dividends or distributions paid with respect to such shares during such period shall be held and the Participant shall accrue a right to receive a payment in respect of such dividends or distributions subject to the same vesting conditions and transfer restrictions as applicable to the underlying shares of Restricted Stock. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to dividend payment becomes non-forfeitable. Notwithstanding the foregoing, any extraordinary dividend or distribution paid with respect to the underlying shares of Restricted Stock during the applicable period shall be subject to such restrictions and vesting requirements as the Administrator may require.

ARTICLE III.

TAXATION; TAX WITHHOLDING; Section §83(b) Election

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement (including without limitation any election made under Section 3.3 below). Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding. In the event the Company determines that it must withhold any federal, state, and/or local taxes, the Company or any Affiliate has the authority and the right to deduct or withhold, or require Participant to remit to the Company or any Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including, as applicable, the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Award. Except in the case where an election is made pursuant to Section 3.3 below, the Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Common Stock to be issued or released by the transfer agent a number of shares of Common Stock with an aggregate Fair Market Value that would satisfy the withholding amount due. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Participant.

3.3 Election Under Section 83(b). The Participant and the Company hereby agree that the Participant may, within thirty (30) days following the Grant Date (consistent with Section 1.2), file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Participant makes such an election, such Participant agrees to promptly provide a copy of the election to the Company along with proof of the timely filing thereof with the Internal Revenue Service. The Participant acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the shares of Restricted Stock are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2 Clawback. This Award and any amounts paid to the Participant hereunder, and any cash or other benefit acquired on the sale of shares of Common Stock distributed hereunder shall be subject to the provisions of the AST SpaceMobile, Inc. Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation (as may be amended, restated, supplemented or replaced from time to time and include any successor policy or policies thereto) and any other clawback or recoupment policy implemented by the Company, whether or not such clawback policy was in place on the Grant Date.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer at the Company’s principal office or the Chief Legal Officer’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Participant’s designated beneficiary) at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service or when delivered by a nationally recognized express shipping company.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity with Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Law and, to the extent Applicable Law permits, will be deemed amended as necessary to conform to Applicable Law.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Restricted Stock will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Law permits, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Restricted Stock without the prior written consent of Participant.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to any Dividend Equivalents credited and payable, if any, with respect to Restricted Stock, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the Dividend Equivalents, as and when settled pursuant to the terms hereof.

4.11 No Right to Continued Service; Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Affiliate or interferes with or restricts in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the employment or services of Participant at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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